Exhibit 10.1

John A. Saich Executive Vice President, Chief Human Resources Officer

March 9, 2015

Personal and Confidential

Mr. James J. Talalai

1919 Monterey Drive

Mechanicsburg, PA 17050

Re:                             Separation Agreement

Dear Mr. Talalai:

This letter sets forth our agreement concerning the terms of your separation from Select Medical Corporation and its subsidiaries or affiliates (collectively, the “Company”).  By signing this letter agreement, you agree to the following:

1.                                      Your employment with the Company will terminate effective on March 9, 2015 (“Termination Date”).  If you are an officer of the Company, you hereby resign such office or offices effective upon your execution of this letter.  The Company further agrees to provide you with up to 3 months of executive outplacement services through Lee Hecht Harrison in an amount up to $4,500.00.

2.                                      You agree not to disclose to any person or entity any trade, technical or technological secrets, details of organization, customer lists, business affairs, or other information of a proprietary nature relating to the business of, or belonging to, the Company.

3.                                      The Company will continue to pay you your base salary at the rate currently in effect, less all applicable federal, state and local taxes and other deductions, on regular pay dates from the day after the Termination Date through March 9, 2017 (the “Continuation Date”), (i.e., to be paid at forty (40) hours per week), if you abide by your obligations under this letter agreement and all other agreements in effect between you and the Company.  If you should die prior to the Continuation Date, then the Company will continue to pay your base salary, less all applicable federal, state and local taxes and other deductions, to your estate through the Continuation Date as hereinabove provided.  You will not continue to accrue employee benefits, such as paid time off, health and dental insurance, short or long-term disability, life insurance, etc. after the Termination Date, except that the health and dental insurance benefits provided to you by the Company will continue until March 31, 2017, subject to your appropriate and regular pay deductions for such benefits.  In accordance with the provisions of COBRA, you may be eligible to continue the health and dental insurance benefits provided to you by the Company beyond March 31, 2017, at your election and expense, and you will be sent information regarding your COBRA rights.  All benefits, bonuses and compensation (accrued or unaccrued) of any kind, other than as expressly provided in this letter, will cease as of the Termination Date.  The Company will, by no later than March 31, 2015, pay to you the amount of your accrued and unused paid time off, if any, less all applicable federal, state and local taxes and other deductions.  All other benefits, bonuses and compensation (accrued or unaccrued) of any kind will cease as of the Termination Date.

4714 Gettysburg Road • P.O. Box 2034 • Mechanicsburg, PA 17055

jsaich@selectmedical.com • 717.972.1128 • Fax 717.635.3350

selectmedical.com

4.                                      In consideration for the benefits you will receive under this agreement, to which you would not otherwise be entitled, you, for yourself and any other person who may be entitled to make a claim on your behalf, agree to, and hereby do, waive, abandon, relinquish, release, acquit and forever discharge the Company, and its shareholders, directors, officers, employees, agents and their respective successors (the “Released Parties”), from any and all claims, causes of actions, demands, damages, losses, costs, fees and expenses of any nature whatsoever (“Claims”), both known and unknown, in law or equity, accrued or unaccrued, whenever arising from the beginning of time until the date of this Agreement, whether common law or statutory, whether or not now recognized, that you, or anyone claiming by, through, or under you in any way might have, or could have, against any of the Released Parties, and including, without limitation, any Claim you might make or have made against any of the Released Parties on behalf of the US government, or any other entity or person, such as a Claim against the Company under the False Claims Act (31 U.S.C. §§ 3729—3733) or similar statute or law. This includes, without limitation and only by way of example, all Claims arising out of, or in any manner connected with, your employment by the Company and the termination thereof, including any claims under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, disability, national origin or any other protected characteristic, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), including the Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement and Income Security Act, the Civil Rights Act of 1991 and the Americans with Disabilities Act, except for rights or claims relating to matters which may arise after the date on which you sign this letter agreement.

You represent and warrant that you have not filed any complaints, charges or claims for relief against the Released Parties with any local, state or federal court or administrative agency.  You further agree and covenant not to file a lawsuit against the Released Parties with respect to any matter covered by this general release, and, if you do so, you will pay the legal fees incurred by the Company in defending those claims found to be barred. The only exception to the foregoing provision regarding the reimbursement of costs and attorneys’ fees is to the extent the provision relates to claims under the ADEA in which you are contesting the validity of this letter agreement.

5.                                      This letter agreement is not and shall not be deemed an admission by the Company of a violation of any statute or law or of wrong doing of any kind, nor is it an admission or finding that any claim you might have raised against the Company is or would be in any way valid.  You and the Company agree to keep the terms of this letter agreement confidential and agree that neither will at any time talk about, write about or otherwise publicize the terms or existence of this letter agreement.  You further agree not to make any disparaging statements or remarks about the Company or any of its employees or owners; likewise, the Company agrees not to make any disparaging statements or remarks about you.

6.                                      You are advised to consult an attorney before signing this agreement.  If you do not choose to consult an attorney before execution of this letter agreement, you have knowingly waived that right.

7.                                      You acknowledge that you have read this letter agreement, understand its contents, and have been given a copy of this letter agreement.  You agree that you have been provided with adequate time to review this letter agreement, to ask questions and request modifications.  You acknowledge that you are entering into this letter agreement voluntarily and not as a result of any pressure, coercion or duress.

8.                                      This letter agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give, or be construed to give, any other person any legal or equitable rights hereunder.

9.                                      The agreement set forth in this letter (a) sets forth the entire agreement and understanding between the Company and you and shall supersede all prior agreements, documents or discussions with respect to the matters herein covered, except that the restrictive covenants (confidentiality, non-compete and non-solicitation agreements) of the Restrictive Covenants Letter Agreement, dated December 15, 2011, by and between you and Select Medical Corporation (collectively, the “Restrictive Covenants”), shall survive the execution and delivery of this letter agreement and remain in full force and effect in accordance with their respective terms; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) shall be governed by the substantive law of the Commonwealth of Pennsylvania. If, for any reason, any provision of this letter agreement, including without limitation, any terms and conditions of your release in paragraph 4 above, is held to be invalid as a matter of law, all other provisions of this agreement shall remain in effect.

10.                               You acknowledge that you are being provided with a period of twenty-one (21) days from the date you receive this letter agreement to review, consider and discuss this letter agreement.  If you do not sign this letter agreement within twenty-one (21) days, we will assume that you have rejected this offer of severance benefits and it will be considered withdrawn.  Should you elect to execute this letter agreement sooner than twenty-one (21) days after you received it, you specifically and voluntarily waive the right to claim or allege that you have not been allowed by the Company or by any circumstances beyond your control to consider the terms of this letter agreement for a full twenty-one (21) days.  If you choose to accept the terms of this agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired.  Therefore, the Company will begin to pay you the severance as described in paragraph 3 no earlier than the eighth (8th) day after this letter agreement is signed by you and delivered to the Company.  To be effective, your revocation must be in writing and sent by overnight courier to John A. Saich, c/o Select Medical Corporation, 4714 Gettysburg Road, Mechanicsburg, PA 17055.

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[THE NEXT PAGE FOLLOWING IS THE SIGNATURE PAGE]

Please acknowledge your acceptance of the terms and conditions of this letter agreement by signing both originals in the space provided below and returning one of the originals to me.

Sincerely,

SELECT MEDICAL CORPORATION, a Delaware corporation, for itself and on behalf of its subsidiaries and affiliates

	By:	/s/ John Saich
John A. Saich,
Executive Vice President,
Chief Human Resources Officer
The undersigned, intending to be legally
bound hereby, has agreed to and accepted
the foregoing terms and conditions as of
this 10th day of March, 2015

/s/ James J. Talalai
James J. Talalai

cc: Personnel File Employee ID: 100030

Separation Agreement: Talalai, James, Corporate, 030915, Revised 031015